Exhibit 5.3

January 29, 2013

The Hertz Corporation

225 Brae Boulevard

Park Ridge, New Jersey 07656

Ladies and Gentlemen:

We have acted as special Nevada counsel to The Hertz Corporation, a Delaware corporation (the “Company”), and Cinelease, Inc., a Nevada corporation (the “Nevada Guarantor”), in connection with the filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of guarantees (the “Exchange Guarantees”) of (i) up to $250,000,000 aggregate principal amount of the Company’s 6.75% Senior Notes due 2019 (the “Exchange 2019 Notes”) issued pursuant to that certain Indenture, dated as of February 8, 2011, by and among the Company, the guarantors from time to time party thereto, including the Nevada Guarantor (the “2019 Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of March 11, 2011, the Second Supplemental Indenture, dated as of September 2, 2011, the Third Supplemental Indenture, dated as of February 27, 2012, and the Fourth Supplemental Indenture, dated as of March 30, 2012 (as so amended, the “2019 Indenture”), (ii) up to $700,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2020 (the “Exchange 2020 Notes”) issued pursuant to that certain Indenture, dated as of October 16, 2012, by and among the Company (as successor-in-interest to HDTFS, Inc.), the guarantors from time to time party thereto, including the Nevada Guarantor (the “2020/2022 Guarantors” and, together with the 2019 Guarantors, the “Guarantors”) and the Trustee, as amended by the First Supplemental Indenture, dated as of October 16, 2012, the Second Supplemental Indenture, dated as of October 16, 2012, and the Third Supplemental Indenture, dated as of November 19, 2012 (as so amended, the “2020/2022 Indenture” and, together with the 2019 Indenture, the “Indentures”), and (iii) up to $500,000,000 aggregate principal amount of the Company’s 6.250% Senior Notes due 2022 (the “Exchange 2022 Notes” and, together with the Exchange 2019 Notes and the Exchange 2020 Notes, the “Exchange Notes”) issued pursuant to the 2020/2022 Indenture.  The Exchange Notes are proposed to be issued by the Company in exchange for a like principal amount of the Company’s outstanding (x) 6.75% Senior Notes due 2019, (y) 5.875% Senior Notes due 2020, and (z) 6.250% Senior Notes due 2022 (the “Original 2022 Notes” and, together with the Original 2019 Notes and the Original 2020 Notes, the “Original Notes”), and the Exchange Guarantees will be issued by the Guarantors in exchange for the guarantees issued by the Guarantors with respect to the Original Notes.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Nevada Guarantor in connection with the authorization and issuance of the Exchange Notes and the Exchange Guarantees, all as referenced in the Registration Statement.  For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been or will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

100 North City Parkway, Suite 1600
Las Vegas, NV 89106-4614
main 702.382.2101

bhfs.com	Brownstein Hyatt Farber Schreck, LLP

We have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Indentures, the forms of the Exchange Notes, the articles of incorporation and bylaws of the Nevada Guarantor, the resolutions of the board of directors of the Nevada Guarantor with respect to the Exchange Guarantees, a good standing certificate dated as of a recent date with respect to the Nevada Guarantor, and such other documents, agreements, instruments and corporate records as we have deemed necessary or appropriate for the purpose of issuing this opinion letter.  We have obtained from officers and other representatives and agents of the Company and the Nevada Guarantor and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (ii) the statements of fact and representations and warranties set forth in the documents we reviewed are true and correct as to factual matters; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (v) all corporate records made available to us by the Nevada Guarantor, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada.  The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction.  We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, we are of the opinion that:

1.                                      The Nevada Guarantor is validly existing as a corporation and in good standing under the laws of the State of Nevada.

2.                                      The Nevada Guarantor has the corporate power and authority to issue its Exchange Guarantees pursuant to the applicable Indenture.

3.                                      The Nevada Guarantor has duly authorized the issuance by the Nevada Guarantor of its Exchange Guarantees pursuant to the applicable Indenture.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence as of the date of this opinion letter.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.  Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Jenner & Block LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the validity of the Exchange Notes, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

Brownstein Hyatt Farber Schreck, LLP